Exhibit 10.2

T1

AMENDED AND RESTATED TERMINATION PROTECTION AGREEMENT

The Termination Protection Agreement, between Arena Pharmaceuticals, Inc. (the “Company”) and [NAME] (“Executive”), originally effective on December 20, 2002 (the “Original Agreement”), is hereby amended and restated on December 30, 2008 (as amended, this “Agreement”).

WHEREAS, Executive has important management responsibilities and talents which benefit the Company and its affiliates; and

WHEREAS, the Company believes that its best interests are served if Executive is encouraged to remain with the Company and the Company has determined that Executive’s ability to perform Executive’s responsibilities and utilize Executive’s talents for the benefit of the Company, and the Company’s ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks associated with a change in ownership or control of the Company; and

WHEREAS, the Board approved and authorized the Original Agreement on November 14, 2002, and the Compensation Committee approved this Agreement on November 20, 2008.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1.             Defined Terms.

Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

2.             Effective Date; Term.

This Agreement shall commence on December 20, 2002 (the “Effective Date”) and shall continue in effect through December 31, 2005; provided, however, the term of this Agreement shall automatically be extended for one additional year beyond December 31, 2005 and for successive one year periods thereafter, unless, not later than January 30 of each calendar year, commencing in 2003 for the 2006 calendar year (e.g., 2004 for the 2007 calendar year, 2005 for the 2008 calendar year, etc.), the Company shall have given written notice that it does not wish to extend this Agreement for an additional year, in which event this Agreement shall continue to be effective until December 31 of the applicable calendar year; provided, further, that, notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall remain in effect for a period of two (2) years after such Change in Control.

3.             Change in Control Benefits.

If Executive’s employment with the Company or its affiliates is terminated at any time within two (2) years following a Change in Control by the Company or its affiliates without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the “Termination Date”), then, contingent on Executive’s execution of a general waiver and release in substantially the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than sixty (60) days following termination of Executive’s employment, and provided that such release becomes effective, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement. The Company shall provide the form of such release to Executive on, or within a reasonable time after, the Termination Date.  If Executive’s employment is terminated within one (1) year prior to a Change in Control, and Executive reasonably demonstrates after such Change in Control that such termination was at the request or suggestion of any individual or entity who or which ultimately effects a Change in Control (an “Anticipatory Termination”), this Agreement shall become effective upon such Change in Control involving such individual or entity, and Executive’s Termination Date shall be deemed to have occurred immediately following the Change in Control, and therefore Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement.  In the event that Executive’s employment is terminated as a result of death or Disability, Executive shall not be entitled to the benefits provided in this Section 3.

(a)           Severance Benefits.  Within five business days after the earlier of (i) following the Termination Date, the Executive’s death or (ii) the first business day that is six months following the Termination Date, the Company shall pay Executive a lump sum amount, in cash, equal to Executive’s Annual Compensation.

(b)           Continued Health Insurance Coverage.  Until the second anniversary of the Termination Date, the Company shall, at its expense, provide Executive with medical and dental insurance at the highest level provided to Executive during the period beginning immediately prior to the Change in Control and ending on the Termination Date; provided, however, that if Executive becomes employed by a new employer, the coverages provided by the Company pursuant to this sentence shall become secondary to those coverages provided by the new employer.  In addition, Executive will be entitled to full COBRA continuation coverage commencing on the second anniversary of the Termination Date.

(c)           Full Vesting of All Stock Options and Restricted Shares. Notwithstanding any provision to the contrary in a Company equity compensation plan (an “Option Plan”) or any award agreement under an Option Plan, (i) any outstanding, unexercisable stock options or unvested restricted shares shall become fully exercisable and vested as of the Termination Date and (ii) any stock options shall remain exercisable until the first anniversary of the Termination Date; provided, however, that (x) in no event shall any stock option continue to be exercisable after the expiration of the 10th anniversary of the grant date of any such option; (y) this section shall not restrict the Company’s ability to adjust the number of stock options or restricted stock subject to a grant pursuant to Section 3(b) of the Company’s 2000 Equity Compensation Plan (or any successor provision under such option plan or any similar provision in any other Option Plan) or to require that optionees surrender their stock option pursuant to Section 10(b) of the Company’s 2000 Equity Compensation Plan (or any successor provision under such option plan or any similar provision in any other Option Plan), so long as, in any such adjustment or surrender, Executive is treated no less favorably than any other employee of the Company; and (z) this section shall not apply to any grants of performance-based restricted stock units, including any such grants under the Company’s 2007 Performance-Based Restricted Stock Unit Grant Agreement.

(d)           Other Payments And Benefits.  Executive shall also be entitled to receive any other post-termination payments or benefits Executive is entitled to pursuant to the terms of any Company plans, programs or arrangements (other than severance benefits).

4.             Mitigation.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.  No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

5.             Severance Benefit Cap.

In the event that any payment or benefit (the “Payments”) received or to be received by Executive pursuant to the terms of this Agreement or in connection with Executive’s termination of employment or contingent upon a change in control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then Executive will receive whichever of the following provides a greater after-tax benefit to Executive: (i) the Payments, reduced by the minimum amount necessary so as not to be subject to the Excise Tax, or (ii) the full amount of the Payments, with Executive liable for any Excise Tax.

6.             Employment Status; No Effect Prior to Change in Control; Termination for Cause.

Executive and the Company acknowledge and agree that prior to a Change in Control, Executive’s employment is “at will” and may be terminated at any time, by the Company or by Executive, with or without Cause, subject to applicable law.  In the event Executive’s employment is terminated for any reason prior to a Change in Control, other than in the case of an Anticipatory Termination, Executive shall have no rights to any payments or benefits under this Agreement and after any such termination, this Agreement shall be of no further force or effect.

Following a Change in Control, nothing in this Agreement shall be construed to prevent the Company from terminating Executive’s employment for Cause.  In the event Executive is terminated for Cause following a Change in Control, Executive shall have no rights to any payments or benefits under this Agreement and after such termination, this Agreement shall be of no further force or effect.

7.             Indemnification; Director’s and Officer’s Liability Insurance.

Until the sixth anniversary of the Termination Date and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated (the “Indemnification Period”), the Company shall indemnify, defend, and hold harmless Executive against all losses, claims, damages, costs, expenses (including attorneys’ fees) or liabilities (including attorneys’ fees) arising out of actions or omissions or alleged actions or omissions which have occurred on or prior to the Termination Date to the same extent and on the same terms and conditions (including with respect to advancement of expenses) as permitted under applicable law and the Company’s certificate of incorporation and bylaws as in effect immediately prior to the Change in Control.  In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive, at the level in effect immediately prior to the Change in Control, for the Indemnification Period.

8.             Confidential Information and Intellectual Property Obligations.

Executive acknowledges that the Proprietary Information and Inventions Agreement previously entered into by Executive and the Company remains in full force and effect and survives the termination of his or her employment with the Company; provided that nothing contained in such agreement or this Section 8 shall prevent Executive from being employed by a competitor of any of the Company or utilizing Executive’s general skills, experience, and knowledge, including those developed while employed by any of the Company or its affiliates.

9.             Disputes.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Diego, California or, at the option of Executive if Executive resides in the United States, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect, except that Executive may, at Executive’s option, bring that action in a court of competent jurisdiction, even if the Company has earlier instituted an action hereunder.  Judgment may be entered on an arbitrator’s award relating to this Agreement in any court having jurisdiction.

10.           Costs of Proceedings.

The Company shall pay for all costs and expenses of Executive, at least monthly, including attorneys’ fees and disbursements, in connection with any legal proceeding (including arbitration), whether instituted by the Company or by Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, then Executive shall be required to pay all costs and expenses of Executive, including attorney’s fees and disbursements, and shall not be entitled to reimbursement.  The Company shall pay prejudgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the prime rate of interest as reported in the Wall Street Journal, as in effect from time to time, from the date that payment should have been made to Executive under this Agreement.

11.           Successors And Assigns.

Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns.  If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The provisions of this Section 11 shall continue to apply to each subsequent employer of Executive in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

12.           Withholding.

Notwithstanding the provisions of Sections 4 and 5 hereof, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

13.           Code Section 409A.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that, if the Company (or, if applicable, the successor entity thereto) reasonably determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, the timing of the Severance Benefit payment complies with the payment limitation applicable to such employees contained in Section 409A(a)(2)(B)(i).

14.           Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein.

15.           Entire Agreement.

This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof.  This Agreement may be changed only by a written agreement executed by the Company and Executive.

16.           Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

17.           Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

18.           Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties.  This Agreement may be executed by facsimile or the exchange of PDF copies, and in two or more counterparts, each of which will be deemed an original document, and all of which, together with this writing, will be deemed one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

ARENA PHARMACEUTICALS, INC.

By:	Date: December , 2008
Name:
Title:

Date: December , 2008
Executive

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

“Annual Compensation” means the sum of (i) Executive’s annual rate of base salary in effect on the date of the Change in Control or the Termination Date, whichever is higher, and (ii) any bonus paid or payable to Executive for the year preceding the Change in Control or the year preceding the Termination Date, whichever is higher.

“Board” means the Company’s Board of Directors.

“Cause” shall mean Executive’s termination of employment due to:

(i) the willful and continued failure of Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; or

(ii) (A) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or (B) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company.

In each of (i) and (ii) above, for a termination of employment to be for Cause: (a) Executive must receive a written notice which indicates in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment for Cause; (b) Executive must be provided with an opportunity to be heard no earlier than 30 days following the receipt of such notice (during which notice period Executive has the opportunity to cure and has failed to cure or resolve the behavior in question); and (c) there must be a good faith determination of Cause by at least three-quarters of the non-employee outside director members of the Board.

“Change in Control” shall mean any of the following events:

(i) any person or group of persons acting in concert (excluding Company benefit plans) becoming the beneficial owner of securities of the Company having at least 30% of the voting power of the Company’s then outstanding securities (unless the event causing the 30% threshold to be crossed is an acquisition of voting common securities directly from the Company); or

(ii) any merger or other business combination of the Company, any sale or lease of the Company’s assets or any combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

(iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of a successor to the Company.  For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-quarters of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Arena Pharmaceuticals, Inc. and its successors and assigns.

“Disability” means an illness or injury which prevents Executive from performing his or her duties, as they existed immediately prior to the illness or injury, on a full time basis for 180 consecutive business days.

“Good Reason” means any of the following actions, without Executive’s express prior written approval, other than due to Executive’s permanent disability or death:

(i)  any reduction in Executive’s annual base salary;

(ii)  any material reduction in Executive’s target bonus level or bonus opportunities;

(iii)  Executive’s duties, titles or responsibilities are materially diminished in comparison to the duties, titles and responsibilities enjoyed by Executive immediately prior to the Change in Control;

(iv)  the assignment to Executive of any duties materially inconsistent with his position;

(v)  in the event Executive is a member of the Board, any failure to elect Executive to or Executive’s removal from the Board or, if the Company is not publicly held following a

Change in Control, to the board of directors of the Company’s ultimate publicly held parent;

(vi)  any significant reduction, in the aggregate, in the employee benefit programs made available to Executive other than a reduction in such employee benefit programs affecting all employees of the Company substantially equally;

(vii)  the relocation of Executive’s principal office or place of business to a location that would cause an increase by more than twenty (20) miles in Executive’s one-way commuting distance from Executive’s personal residence to the principal office or place of business at which Executive is required to perform services, except for required travel for the Company’s business to an extent substantially consistent with Executive’s prior business travel obligations; or

(viii)  the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 11 of the Agreement.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

Schedule 1

Participating Executive Officers:

1.               Jack Lief

2.               Dominic Behan

3.               Robert Hoffman

4.               Louis Scotti

5.               Steven Spector

Exhibit A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Termination Protection Agreement, as Amended, between Arena Pharmaceuticals, Inc. (the “Company”) and me (the “Agreement”).  I understand that this release and waiver (the “Release”), together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein or in the Agreement.

In consideration of benefits I will receive under the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, and affiliates from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to (i) my employment, (ii) the termination of my employment or (iii) events, acts, conduct, or omissions between Arena and me occurring prior to my signing this Release, except for claims under the Agreement or any severance benefit plan or other severance arrangement applicable to me, applicable equity compensation plans and grants, and any applicable indemnification agreement or other indemnification obligation under the Company’s charter documents.  Subject to the foregoing, this Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.

If I am over the age of 40 years at my Termination Date (as that term is defined in the Agreement), I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B)

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I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days (or such greater time as may be required by law) to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

If I am not over the age of 40 years at the time of my Termination Date (as that term is defined in the Agreement), I understand and agree that I will have ten days to consider and execute this release and that it shall be effective upon such execution.

Except if prohibited by law or regulation, (i) I represent that I have not filed any claims against the Company and agree that I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein and (ii) I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my voluntary aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

The provisions of the Release shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

The Release shall become binding when signed by Executive, and may be executed by facsimile or a PDF sent by email.

EXECUTIVE

Print Name:

Date:

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